EXHIBIT 10.1

FISCAL YEAR 2007 CEO BONUS PLAN

(1).	Participant

CEO

(2).	Maximum Available

Up to 60% of CEO’s base salary.

(3).	Bonus Pool

The amount of Base Bonus Pool received will be calculated based on the following Performance Areas: Business Development, R&D Clinical Development, Sales & Marketing and Corporate Finance. The relative weighting of each area has been determined by management and the Compensation Committee, and the total of all areas in Section 4 is equal to 70% of the Base Bonus Pool.

In addition up to 30% of the Base Bonus Pool will be allocated by the Nominating and Governance Committee of the Board of Directors based on the annual CEO Evaluation which will assess the CEO’s leadership skills and accomplishments.

(4).	Computation of Performance Areas

Goal	Percentage of Total
a. In-license, acquire, or co-promote one late-stage or marketed urology/men’s health product on terms approved by the Board of Directors.	20.0%
b. Out-license one Indevus product other than pagoclone under terms approved by Board of Directors.	7.5%
c. Secure funding to advance pagoclone late-stage clinical trials in stuttering and/or PE.	7.5%
d. Obtain FDA approval for Sanctura XR.	25.0%
e. Submit NDA for Nebido.	25.0%
f. Cash management:	15.0%

•	Ensure cash on hand at end of fiscal year is sufficient to last for at least the following 12 months

– 50% of goal.

•	Ensure cash on hand at end of fiscal year is sufficient to last for at least the following 18 months

– 100% of goal.

(5).	Calculation and Payment

A recommended calculation of the bonus will be made by management and will be reviewed and approved by the Compensation Committee. Bonuses may be paid periodically during the fiscal year upon attainment of goals, but not later than October 31, 2007. Payment will be made only to recipients who are still employees of the Company at the time of payment of the bonuses or October 31, 2007, whichever is earlier.